                                                                 EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-28085 and 333-28085-01 on form S-4 of Patriot American Hospitality Operating Company and Patriot American Hospitality, Inc. of our report dated March 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a proposed merger and certain disagreement between the Companies), appearing in the Annual Report on Form 10-K of Bay Meadows Operating Company and of California Jockey Club for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
October 29, 1997